Exhibit 10.4

EXECUTION VERSION

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”) is dated as of October 6, 2017 (the “Effective Date”), by and between CAESARS LICENSE COMPANY, LLC, a Nevada limited liability company (“Licensor”), and DESERT PALACE LLC, a Nevada limited liability company (“Licensee”). Licensor and Licensee are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, Licensee, Caesars Entertainment Operating Company, Inc., CEOC, LLC (“CEOC”) and CPLV Property Owner LLC have entered into that certain Lease (CPLV), dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Lease”), pursuant to which Licensee, Caesars Entertainment Operating Company, Inc. and CEOC, as “Tenant” thereunder (“Tenant”), will lease the Property (as hereinafter defined) from CPLV Property Owner LLC, as “Landlord” thereunder (“Landlord”);

WHEREAS, in connection with the Lease, Tenant, Manager (as hereinafter defined), Caesars Entertainment Operating Company, Inc., CEOC, Caesars Entertainment Corporation (“CEC”), Landlord and, solely for purposes of certain sections thereof, Licensor and Caesars Enterprise Services, LLC, have entered into that certain Management and Lease Support Agreement (CPLV), dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “MLSA”), pursuant to which, among other things, Tenant has engaged Manager to Operate (as hereinafter defined) the Property;

WHEREAS, the Licensed Trademarks (as hereinafter defined) relate to, and are used or contemplated for use on or in connection with, the Property;

WHEREAS, Licensor owns or has the right to grant the rights to the Licensed Trademarks granted herein; and

WHEREAS, as contemplated by the Lease, Licensee desires to obtain from Licensor a license to use the Licensed Trademarks, and Licensor is willing to grant such license, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the recitals and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties hereto agree as follows:

1.	DEFINITIONS

1.1    For purposes of this Agreement, the following terms shall be defined as follows. All capitalized terms used without definition in the body of this Agreement shall have the meanings assigned to such terms in the MLSA or the Lease, as applicable.

(a)    “Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that (i) with respect to

Licensee, “Affiliate” shall include its direct and indirect Controlled subsidiaries and, if Licensee is a Controlled subsidiary of CEC, CEC and its direct and indirect Controlled subsidiaries, but shall not include any shareholder or director of CEC or CEOC or any Affiliate of any such shareholder or director of CEC or CEOC (other than, if applicable, CEC and its direct or indirect Controlled subsidiaries), and (ii) with respect to Manager, “Affiliate” shall include CEC and its direct and indirect Controlled subsidiaries (if Manager is a direct or indirect Controlled subsidiary of CEC) but shall not include any shareholder or director of CEC or of CEOC or any Affiliate of any such shareholder or director of CEC or CEOC (other than, as applicable, CEC and its direct or indirect Controlled subsidiaries); provided, further, that for purposes of this Agreement, in no event shall Licensee or any of its Affiliates be deemed to be an Affiliate of Licensor or any of its Affiliates.

(b)    “Caesars Trademarks” means all rights in, to and under the “CAESARS” trademark and service mark and the reputation symbolized thereby, in any format, font, style or design, whether alone or in combination with any other terms, styles or designs, but excluding the Licensed Trademarks.

(c)    “Claim” means any lawsuit, action, legal proceeding, claim or demand.

(d)    “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or any other equity interests or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.

(e)    “CPLV Trademark” means all rights in, to and under the “CAESARS PALACE LAS VEGAS” trademark and service mark and the reputation symbolized thereby, in any format, font, style or design, whether alone or in combination with any other terms, styles or designs, and including those domain name registrations therefor that are set forth on Exhibit A hereto.

(f)    “Entertainment Venue” means any commercial property, the primary purpose of which is for the display, presentation or performance of musicals, concerts or other live stage entertainment.

(g)    “Foreclosure” means a foreclosure by Landlord (or any of its successors and assigns) of the security interest in this Agreement and the licenses granted hereunder granted to Landlord by Licensee to secure Licensee’s obligations under the Lease.

(h)    “Gaming Activities” means the conduct of gaming or gambling activities, race books and sports pools, or the use, manufacture, distribution or branding of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without limitation, slot machines, video lottery terminals, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems, and the distribution, sale or service of liquor. For avoidance of doubt, the terms “gaming” and “gambling” as used in this Agreement are intended to include the meanings of such terms under NRS 463.0153, and the term “gaming device” as used in this Agreement is intended to include the meaning of such term under NRS 463.0155.

(i)    “Gaming Authority” or “Gaming Authorities” means, individually or in the aggregate, as the context may require, any foreign, federal, state or local governmental entity or authority, or any department, commission, board, bureau, agency, court or instrumentality thereof, regulating Gaming Activities or related activities (including, but not limited to, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Licensing Board).

(j)    “Gaming Law” means any applicable law regulating or otherwise pertaining to Gaming Activities or related activities, including, but not limited to, the provisions of the Nevada Gaming Control Act, as codified in NRS Chapter 463, as amended from time to time, all regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, the provisions of the Clark County Code, as amended from time to time, and all other rules, regulations, orders, ordinances and legal requirements of any Gaming Authority.

(k)    “Hotel/Casino Venues” means any hotel, casino or other leisure, entertainment or commercial property that offers hotel services or gaming activities as a primary service for guests or customers of such leisure, entertainment or commercial property. Solely by way of example, and not limitation, a retail store located in a shopping center or airport where slot machines or other gaming activity is offered, shall not be deemed a “Hotel/Casino Venue” but a spa located in a hotel shall be deemed a “Hotel/Casino Venue.”

(l)    “Lease/MLSA Related Agreements” shall have the meaning provided in the Lease.

(m)    “Lender” means any lender (including its successors and/or assigns) that has provided a loan or financing (or holds a note evidencing any portion of such loan) that is secured directly or indirectly, in whole or in part, by the Property, including, but not limited, JPMorgan Chase Bank, National Association, Barclays Bank, plc, Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A. and their respective successors and/or assigns.

(n)    “Licensed Trademarks” means all rights in, to and under the “CAESARS PALACE” trademark and service mark and the reputation symbolized thereby, including the CPLV Trademark, in any format, font, style or design, whether alone or in combination with any other terms, styles, or designs, and including those applications and registrations therefor that are set forth on Exhibit B hereto. Any reference to “Licensed Trademarks” herein shall mean one or more of such trademarks as the context requires.

(o)    “Manager” means CPLV Manager, LLC, together with its successors and permitted assigns as provided in Section 11.2 of the MLSA, in its capacity as “Manager” under the MLSA.

(p)    “New Tower Option” means that, if constructed, the New Hotel Tower (as defined in the CPLV Loan Agreement) shall be operated under the CPLV Trademark.

(q)    “Non-Discriminatory” means consistent, commercially reasonable, fair treatment of all Persons regardless of the ownership, control or affiliations of any such Persons (i) subject to the same or substantially similar policies and procedures, including policies and procedures related to the standards of service and quality required to be provided by such Persons or (ii) participating jointly in the same transactions or relationships or participating in separate, but substantially similar, transactions or relationships for the procurement of goods or services, in each case, including, without limitation, the unbiased and consistent allocation of costs, expenses, savings and benefits of any such policies, procedures, relationships or transactions on the basis of a fair and equitable methodology; provided, however, that goods and services shall not be required to be provided in a manner that exceeds the standard of service required to be provided at the Property under the terms of this Agreement or the MLSA to be deemed “Non-Discriminatory” nor shall the standard of service and quality provided at the facilities owned or operated by each such Person be required to be similar so long as, in each case, both (x) a commercially reasonable business justification (without giving effect to Lease economics) that is not discriminatory to Landlord or the Property exists for the manner in which such goods and services are provided, and (y) the manner in which such goods and services are provided is not intended or designed to frustrate, vitiate or reduce (I) the rights of Landlord under this Agreement, the Lease, or the other Lease/MLSA Related Agreements, or (II) the payment of Variable Rent (as such term is defined in the Lease) under the Lease.

(r)    “Opco Claimholders” means Credit Suisse AG, Cayman Islands Branch, and each other Secured Party under and as defined in the Credit Agreement, dated October 6, 2017, among Caesars Entertainment Operating Company, Inc., CEOC, each lender from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (as defined therein).

(s)    “Operate”, “Operating” or “Operation” means to manage, operate, use, maintain, market, promote, repair, and provide other management or operations services to, the Property, all as more particularly described in the MLSA.

(t)    “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

(u)    “Pre-Existing Agreements” means any agreements with respect to the CPLV Trademark entered into by Licensor with third parties (each, a “License Counterparty”) prior to the MLSA Termination Date (as defined below) permitting the use of the CPLV Trademark in any manner that does not conflict with the exclusive rights granted to Licensee hereunder, as the same may be amended, restated or otherwise modified, in a Non-Discriminatory manner, from time to time in accordance with their terms; provided, that such agreements shall require that the use of the CPLV Trademark by the applicable License Counterparty shall comply with quality control provisions intended to protect the quality, reputation, and value of the CPLV Trademark consistent with the quality standard set forth herein.

(v)    “Products and Materials” means all products, merchandise and other materials, in any format now or hereafter known, bearing or incorporating any of the Licensed

Trademarks, which identify or promote the Property, or goods or services offered thereby or in connection therewith, including goods, packaging, labeling, point-of-sale materials, websites, social media pages, trade show displays, sales materials and advertising.

(w)    “Property” means the “Managed Facility”, as defined in the MLSA (regardless of whether the MLSA is in effect at the time).

(x)    “Restricted Territory” means a thirty (30) mile radius around the Property.

(y)    “Term” shall have the meaning provided in Section 7.1.

(z)    “Territory” means the entire world.

1.2    Exhibits. The exhibits attached hereto are incorporated in, and deemed to be an integral part of, this Agreement.

1.3    Structure of this Agreement; Integration; Consideration. The Parties each acknowledge and agree that the covenants and obligations set forth herein inseverably relate to Licensee’s and/or Manager’s rights and obligations under the Lease and the MLSA. The Parties further acknowledge and agree that Licensee, Manager and Landlord would not enter into the Lease, the MLSA, or any of the other Lease/MLSA Related Agreements absent the understanding and agreement that the entire ownership, operation, management, lease and lease guaranty relationship with respect to the Property, all of the covenants, obligations and agreements of Licensor and Licensee hereunder, and all of the covenants, obligations and agreements of each of the parties under each of the Lease/MLSA Related Agreements, form part of a single integrated transaction. Accordingly, it is the express intention and agreement of the Parties that (a) each of the provisions of this Agreement form part of a single integrated agreement and shall not be or be deemed to be separate or severable agreements and (b) Licensor and Licensee would not be entering into this Agreement, and Licensee, Manager and Landlord would not be entering into the Lease, the MLSA, or the other Lease/MLSA Related Agreements without, in each case, contemporaneously entering into each and every other one of such agreements, and, accordingly, in the event of any dispute or litigation, or any bankruptcy, insolvency, dissolution or any other proceedings in respect of any Party, such Party will not (and the other Party will oppose any effort to) separate, sever, reject, assume or assign (or attempt to, or support any other entity in attempting to, separate, sever, reject, assume or assign) any one of such agreements without concurrently treating each and every of the other of such agreements together and in the same manner, so that all such agreements are concurrently treated as one integrated agreement that is not separable or severable; provided, however, this Section 1.03 shall not limit the right of any Leasehold Lender to (x) make a Leasehold Foreclosure with MLSA Termination (as defined in the MLSA) as provided in Section 13.1.2 of the MLSA, or (y) enter into a New Lease and terminate the MLSA as provided in Article XVII of the Lease. The Parties further acknowledge and agree that, notwithstanding that each of the provisions of this Agreement, the Lease, the MLSA and the other Lease/MLSA Related Agreements form part of a single integrated agreement, none of Licensor, Licensee, Manager or Landlord shall have any obligation, or be deemed to have any obligation, to the other (or otherwise be bound by any agreement to or with the other), whether by virtue of its inclusion as a Party hereto, by implication or otherwise, except solely as and to the extent expressly provided in this Agreement, in the Lease, in the MLSA or in the other Lease/MLSA Related Agreements.

2.	GRANT OF LICENSE

2.1    License Grant. Subject to the terms and provisions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a royalty-free, non-transferable (except pursuant to Sections 2.4 and 8.6) right and license to use the Licensed Trademarks within the Territory during the Term (a) on or in connection with the development and Operation of the Property and (b) on or in connection with the use, manufacture, marketing, promotion, distribution, offering, sale, provision and servicing of Products and Materials (the “License”).

2.2    Exclusivity. The License granted pursuant to Section 2.1 shall be non-exclusive, except that such License shall be exclusive (subject to Section 2.3(a) and the New Tower Option) with respect to the right to use the Licensed Trademarks in connection with any hotel, casino or other leisure, entertainment or commercial property within the Restricted Territory.

2.3    Restrictions on Licensor.

(a)    Licensed Trademarks. Except pursuant to the New Tower Option, Licensor shall not, and acknowledges and agrees that neither Licensor nor its Affiliates are permitted to, use the Licensed Trademarks with respect to any Hotel/Casino Venues or other physical property within the Restricted Territory, provided, that Licensor and its Affiliates shall have the right to use and license the Licensed Trademarks within the Territory, including the Restricted Territory, in a Non-Discriminatory manner and otherwise consistent with the terms of this Agreement for any other uses within the Caesars system, including for corporate purposes, enterprise-wide services, marketing and promotion of properties and online gaming, in a manner generally consistent in all material respects with Licensor’s business practices prior to and throughout the Term and subject to the terms and conditions hereunder. Solely by way of example, and not by limitation, such permitted uses by Licensor and its Affiliates include the following: “Caesars Palace” signage on corporate offices or locations.

(b)    CPLV Trademark. Except pursuant to the New Tower Option, Licensor shall not, and acknowledges and agrees that neither Licensor nor its Affiliates are permitted to, use (or grant any other Person the right to use) the CPLV Trademark in connection with the operation, management or development of any Hotel/Casino Venues or other physical property anywhere in the Territory, other than in connection with the marketing and promotion of the Property. Further, as of the date that Manager (or an Affiliate thereof) is no longer managing the Property (the “Manager Termination Date”), Licensor shall not, and acknowledges and agrees that neither Licensor nor its Affiliates are permitted to, use the CPLV Trademark in any manner, including on or in connection with any other properties, businesses, goods, services or online gaming or in connection with granting any licenses to use the CPLV Trademark (except to Landlord, Lender and their respective successors and/or assigns, as applicable); provided, that Licensee acknowledges and agrees that Licensor and its Affiliates may not be able to cease such use immediately, and therefore, following the date of termination or expiration of any applicable MLSA pursuant to which Manager (or an Affiliate thereof) is no longer managing the Property (the “MLSA Termination Date”), Licensor and its Affiliates shall have a commercially reasonable period of time not to exceed the greater of twelve (12) months and the Transition Period (as defined in the MLSA) (the “Wind-down Period”) to cease all use of the CPLV Trademark so long as during such period Licensor shall be diligently and expeditiously working to cease such use; and provided, further, that any use of the CPLV Trademark subject to a Pre-Existing Agreement may continue, consistent with the scope of use of such CPLV Trademark under such Pre-Existing Agreement as of the MLSA Termination Date, until the expiration or other termination of such Pre-Existing Agreement, if Licensor is unable, using commercially reasonable efforts, to cause a phase out of the CPLV Trademark under such Pre-Existing Agreement within the Wind-down Period.

(c)    Caesars Trademarks. Except pursuant to the New Tower Option, Licensor shall not, and acknowledges and agrees that neither Licensor nor its Affiliates are permitted to, use (or grant any other Person the right to use) the Caesars Trademarks with respect to any Hotel/Casino Venues or any other Entertainment Venues within the Restricted Territory; provided, however, that use of the Caesars Trademarks in connection with Hotel/Casino Venues or Entertainment Venues within the Restricted Territory shall be permitted (i) upon approval by Landlord and Lender, not to be unreasonably withheld, conditioned or delayed, and (ii) so long as the applicable Hotel/Casino Venues or Entertainment Venues are Operated at a standard of service and quality at least consistent with the standard of service and quality at which Hotel/Casino Venues or Entertainment Venues, respectively, outside of the Restricted Territory that use the Caesars Trademarks are Operated, and in any event in a Non-Discriminatory manner. For the avoidance of doubt, Licensor and its Affiliates shall have the right to use and license the Caesars Trademarks within the Territory, including the Restricted Territory, in a Non-Discriminatory manner, for any uses within the Caesars system other than use in connection with Hotel/Casino Venues or Entertainment Venues within the Restricted Territory, including for corporate purposes, enterprise-wide services, marketing and promotion of properties and in connection with any businesses, goods, services, retail sales or online gaming, in a manner consistent in all material respects with Licensor’s business practices prior to and throughout the Term; provided, that any such use within the Restricted Territory shall be at a standard of service and quality at least consistent with the standard of service and quality symbolized by the Caesars Trademarks in connection with Hotel/Casino Venues or Entertainment Venues, as applicable, during the Term. Solely by way of example, and not by limitation, such permitted uses by Licensor and its Affiliates include the following: “Caesars” signage on corporate offices or locations, identification of a property as part of the Caesars system (e.g., “Flamingo, a Caesars Property”), promoting guest rooms as part of the Caesars system (e.g., “Caesars Luxury Suites”), and services and properties such as “Caesars Travel”, “Caesars Conference Services”, “Caesars Emporium” and “Caesars Entertainment Studios”.

(d)    Use of CZR. The Parties acknowledge that Licensor and its Affiliates are contemplating a potential rebranding of that certain Hotel/Casino Venue in the Restricted Territory currently known as “The Cromwell” (the “Rebranded Property”). Such potential rebranding may involve changing the name of the Rebranded Property from “The Cromwell” to “CZR” (whether alone or in combination with other words and/or logos). To the extent Licensor or Affiliates proceed with use of “CZR”, or a variation thereof, as the new name of the Rebranded Property, Licensor hereby agrees, on behalf of itself and its Affiliates, that the Rebranded Property (i) will be operated at a standard of service and quality at least consistent with the standard of service and quality offered at the Rebranded Property as of the Effective

Date and (ii) will not be substantially increased in size in terms of the volume of hotel rooms or gaming activities offered at the Rebranded Property as compared to the volume of such services offered as of the Effective Date (e.g., Licensor and its Affiliates shall not rebuild or remodel the Rebranded Property to such an extent that it is a substantially larger and different Hotel/Casino Venue than it is as of the Effective Date). Except with respect to the Rebranded Property, Licensor shall not, and Licensor acknowledges and agrees that neither Licensor nor its Affiliates are permitted to, use (or grant any other Person the right to use) the “CZR” mark or a variation thereof with respect to any Hotel/Casino Venues or Entertainment Venues within the Restricted Territory, except with the prior written consent of Landlord and Lender.

2.4    Sublicenses. Licensee shall have the right to sublicense any or all of the rights granted to Licensee under Section 2.1 hereunder (any sublicensee, a “Permitted Sublicensee”); provided, however, that Licensee: (a) shall remain responsible for such Permitted Sublicensee’s performance; (b) such Permitted Sublicensee shall agree to be bound by the terms and conditions of this Agreement, including with respect to quality control; and (c) Licensor shall be deemed a third party beneficiary of such sublicense with the right to enforce the terms and conditions of this Agreement against such Permitted Sublicensee.

2.5    Potential Land Development. Licensor agrees that if and when those certain parcels of real property located in Las Vegas, Nevada and owned by Vegas Development LLC that, as of the Effective Date, are used for parking, retail and ancillary purposes, are developed for purposes of offering a Hotel/Casino Venue, Licensor and its Affiliates shall reasonably consider including a retail store branded with the Caesars Trademarks or other commercial property branded with the Caesars Trademarks on such land.

2.6    Reservation of Rights. All rights in, to and under the Licensed Trademarks and the Caesars Trademarks not expressly granted hereunder are reserved by Licensor.

3.	QUALITY CONTROL

3.1    In order to protect the Licensed Trademarks, including the goodwill associated therewith, Licensee covenants and agrees as follows:

(a)    The nature and quality of all Products and Materials shall (i) be subject to Licensor’s approval, such approval to be in accordance with the terms and conditions set forth in this Section 3, and (ii) meet all standards and specifications which Licensor may from time to time give to Licensee, on a Non-Discriminatory basis, and consistent with Licensor’s business practices with respect to the Property prior to the Effective Date and Licensor’s general business practices throughout the Term. Licensor acknowledges that the standards and specifications of (x) Products and Materials (including use of the Licensed Marks on or in connection therewith) used, manufactured, advertised, publicized, promoted, marketed, provided, distributed, offered for sale, and sold, and (y) use of the Licensed Trademarks on or in connection with the development and Operation of the Property, as of the Effective Date, if any, meet all such standards and specifications. Licensee will continue to comply with Licensor’s existing standards and specifications and with any brand standards manual provided by Licensor (“Manual”), if any, and with all changes in said standards and specifications and in the Manual as they are made by Licensor and noticed to Licensee from time to time in Licensor’s sole discretion, on a Non-Discriminatory basis, consistent with Licensor’s business practices with respect to the Property prior to the Effective Date and Licensor’s general business practices throughout the Term.

(b)    From time to time, at Licensor’s reasonable written request and expense and for the purpose of verifying compliance with Section 3.1(a), Licensee shall provide or make available representative samples of the Products and Materials and any other further information reasonably requested by Licensor for that purpose (the “Samples”). Licensor shall provide its approval, communicate its disapproval, or request changes to be made to Products and Materials represented by the Samples within fifteen (15) days of submission by Licensee. If Licensor does not communicate its approval, disapproval (with a reasonably detailed explanation therefor) or requests for changes to Licensee within fifteen (15) days, Licensee’s submission of Samples shall be deemed approved. Licensor’s approval or request for changes shall not be unreasonably withheld, conditioned or delayed, and Licensor shall exercise such right on a Non-Discriminatory basis, consistent with Licensor’s business practices with respect to the Property prior to the Effective Date and Licensor’s general business practices throughout the Term.

(c)    Subject to compliance with applicable laws, upon reasonable notice, representatives of Licensor shall have the right, during normal business hours, to reasonable access to the premises of Licensee to examine Licensee’s relevant business operations and use of the Licensed Trademarks, solely to the extent reasonably necessary to confirm compliance with the quality control provisions of this Section 3.1; provided, however, that in no event shall Licensor have access to Licensee’s business operations or use of the Licensed Trademarks if such access would violate Gaming Laws.

(d)    Licensee shall make such changes in the Products and Materials as shall be reasonably required by Licensor to comply with this Agreement; provided, that such required changes are on a Non-Discriminatory basis, consistent with Licensor’s business practices with respect to the Property prior to the Effective Date and Licensor’s general business practices throughout the Term.

(e)    Without limiting any other provision of this Agreement, any Products and Materials, and the manufacture, marketing, promotion, distribution and sale thereof, and the use or incorporation of the Licensed Trademarks in any of the foregoing, shall comply with all applicable laws (unless such non-compliance is a result of any non-compliance by Licensor with respect to the applicable Licensed Trademarks).

3.2    In the event Licensee fails to comply with any material specifications and standards (including those material specifications and standards contained in the Manual) communicated by Licensor consistent with this Agreement, Licensor will furnish Licensee with written notice identifying such failure and, if reasonably necessary, identifying the steps to cure such failure (with simultaneous notice to Landlord). Licensee shall, upon receipt of such notification from Licensor, promptly commence and thereafter diligently pursue the correction of any non-compliance and shall endeavor to achieve such correction within sixty (60) days; provided, that such sixty (60) day correction period shall be extended by an additional thirty (30) days (or longer as mutually agreed by Licensor and Licensee) if Licensee uses continuous reasonable efforts to make the requested corrections during the initial sixty (60) day period. If

Licensee fails to make corrections to any material non-compliance within such time frame, Licensee shall, within fifteen (15) days of receipt of written notice from Licensor (or longer as mutually agreed by Licensor and Licensee): (a) cease the use, manufacture, marketing, promotion, distribution or sale of the non-complying Products and Materials; and (b) not resume the use, manufacture, marketing, promotion, distribution or sale of such non-complying Products and Materials until it has received written authorization from Licensor to do so.

4.	PROTECTION OF THE LICENSED TRADEMARKS

4.1    Licensee acknowledges and agrees that:

(a)    Licensee shall not acquire any ownership rights to any of the Licensed Trademarks by virtue of this Agreement or otherwise, that all uses by Licensee of the Licensed Trademarks and goodwill created therein shall inure to the benefit of Licensor, and that Licensee will execute all documents reasonably requested by Licensor to evidence such ownership rights;

(b)    Licensee shall not directly or indirectly contest or aid others in contesting Licensor’s ownership of the Licensed Trademarks or the validity of the Licensed Trademarks;

(c)    Licensee shall not, during the Term, do anything which impairs Licensor’s ownership of or the validity of the Licensed Trademarks; and

(d)    Licensor shall be responsible for maintaining the Licensed Trademarks in full force and effect, by, among other means, preparing and filing any and all applications, affidavits, renewals or other documentation as may be required by law, or may be beneficial as determined by Licensor’s reasonable business judgment, to maintain the applicable Licensed Trademarks and any registrations or applications thereof; provided, that Licensor shall not abandon, or fail to maintain, any Licensed Trademarks without Licensee’s prior written consent if the abandonment or failure to maintain such Licensed Trademarks would reasonably be expected to have a material adverse effect on Licensee’s business.

4.2    Enforcement Actions.

(a)    Licensee shall promptly notify Licensor in writing of (i) any alleged infringement of the Licensed Trademarks by a third party’s actions, products or services of which Licensee is aware (an “Infringement Notice”), or (ii) any other Claim concerning the Licensed Trademarks of which Licensee is aware (“Other Claim Notice”).

(b)    Upon the receipt by Licensor of an Infringement Notice or an Other Claim Notice, Licensor shall have the sole right, but not the obligation, to (i) determine what, if any, actions shall be taken by Licensee on account of any infringement or Claim specified in the Infringement Notice or Other Claim Notice, and (ii) direct Licensee, at Licensor’s cost and expense, to initiate and control any cease and desist letters, litigations, arbitrations and other actions or proceedings with respect to third-party infringements of the applicable Licensed Trademarks or Claims concerning such Licensed Trademarks, including, at Licensor’s reasonable discretion, to settle disputes regarding such Licensed Trademarks on any Non-Discriminatory terms not inconsistent with any rights or obligations under this Agreement, the Lease, the MLSA or any other Lease/MLSA Related Agreements (such actions, the

“Enforcement Actions”). Any award, settlement, damages or recovery obtained from such Enforcement Action (the “Recovery”) shall be allocated as follows: (i) first, Licensor shall recover its costs and expenses related to the Enforcement Action and such portion of the Recovery that is based on damages suffered by Licensor related to the Enforcement Action; (ii) second, if any portion of the Recovery remains after the allocation described in (i), Licensee shall recover its cost and expenses related to the Enforcement Action (if any) and such portion of the Recovery that is based on damages suffered by Licensee related to the Enforcement Action; and (iii) third, if any portion of the Recovery remains after the allocations described in (i) and (ii) above, then Licensor shall recover such remaining portion. Licensee may be represented in such Enforcement Action by attorneys of its own choice and at its own expense with Licensor taking the lead in and controlling such Enforcement Action. Nothing in this Section 4.2(b) shall prevent Licensor from commencing its own Enforcement Action on any Non-Discriminatory terms not inconsistent with any rights or obligations under this Agreement, the Lease, the MLSA or any other Lease/MLSA Related Agreements at its own expense at any time. After the Management Termination Date, (i) to the extent that Licensor wishes to commence an Enforcement Action to protect its interest in the Licensed Trademarks that could implicate the CPLV Trademark, Licensor shall provide Licensee with prior notice thereof and (ii) if Licensee issues an Infringement Notice or Other Claim Notice to Licensor relating to the CPLV Trademark and requests that Licensor commence an Enforcement Action to protect the CPLV Trademark, in the case of each of (i) and (ii), each Party shall reasonably cooperate with the other Party in connection with such Enforcement Action and Licensee shall have the right to join such Enforcement Action as an additional party, at Licensee’s sole cost and expense.

(c)    Licensee agrees to reasonably cooperate with Licensor, including by executing all documents that Licensor may reasonably request and joining as a party in an action to protect or enforce the Licensed Trademarks, to the extent consistent with the rights set forth above.

(d)    Nothing in this Section 4.2 shall permit Licensee to initiate or sustain any Enforcement Action, unless Licensee is expressly authorized to do so pursuant to this Section 4.2. Except as expressly set forth above, Licensor has the sole and exclusive right with respect to, and control over, any infringement action or other Claims relating to the Licensed Trademarks.

5.	TRADEMARK USAGE AND NOTICES

5.1    Licensee shall use such trademark notices as shall be reasonably required by Licensor in connection with Licensee’s use of the Licensed Trademarks, including the use of such notices on Products and Materials; provided, that such required trademark notices are requested by Licensor on a Non-Discriminatory basis and are consistent with Licensor’s business practices with respect to the Property prior to the Effective Date and Licensor’s general business practices throughout the Term.

5.2    Notwithstanding anything to the contrary herein, Licensee shall apply to the applicable Products and Materials such notices and identifications as are required by applicable law.

5.3    Licensee agrees not to: (a) use the Licensed Trademarks in a descriptive or generic manner so as to undermine the validity or enforceability of such Licensed Trademarks; (b) use distinctive features of any Licensed Trademarks separate and apart from such Licensed Trademarks in a manner that would be confusingly similar to, or disparaging or dilutive of, the Licensed Trademarks; (c) combine any Licensed Trademarks with any third-party trademark; (d) use any Licensed Trademarks in conjunction with any third-party trademark so as to create an association with such third-party trademark; or (e) intentionally tarnish, dilute, disparage or harm the goodwill associated with the Licensed Trademarks or take any action which it knows, has reason to know, or would reasonably expect would injure the image or reputation of the Licensed Trademarks, including advertising in any way which would reasonably be determined to damage the goodwill of the Licensed Trademarks.

5.4    Licensor agrees not to use the Licensed Trademarks in a manner so as to undermine the validity or enforceability of such Licensed Trademarks, or to intentionally tarnish, dilute, disparage or harm the goodwill associated with the Licensed Trademarks or take any action which it knows, has reason to know, or would reasonably expect would injure the image or reputation of the Licensed Trademarks.

6.	INDEMNIFICATION

6.1    Licensee agrees to indemnify and hold harmless Licensor from and against any and all liabilities, Claims, causes of action, suits, damages and expenses (including attorneys’ fees) (collectively, “Harm”) arising out of or resulting from: (a) any actual or alleged defects in any of the Products and Materials or other claim related to any of the Products and Materials not related to the Licensed Trademarks, and/or not covered by Licensor’s indemnification obligations under Section 6.2 below; (b) any actual or alleged infringement, violation or misappropriation of any intellectual property rights, including trade secrets and rights of privacy and publicity, relating to the use by Licensee of the Licensed Trademarks or the use, manufacture, marketing, promotion, distribution, or sale by Licensee of any of the Products and Materials or Operation of the Property to the extent caused by an act or omission of Licensee (other than to the extent arising from or relating to the use by Licensee of the Licensed Trademarks as permitted by this Agreement and materially consistent with the types of uses made or contemplated as of the Effective Date or that Licensee can demonstrate was pursuant to Licensor’s instructions or approval); (c) Licensee’s false or misleading advertising in connection with the Licensed Trademarks, any of the Products and Materials or Operation of the Property, other than that which Licensee can demonstrate was pursuant to Licensor’s instructions or approval; (d) any violation by Licensee of any applicable law or regulation in connection with the use of the Licensed Trademarks or the use, manufacture, marketing, promotion, distribution, or sale of any of the Products and Materials or Operation of the Property other than that which Licensee can demonstrate was pursuant to Licensor’s instructions or approval; (e) any use of any of the Licensed Trademarks by Licensee in a manner not authorized by this Agreement other than that which Licensee can demonstrate was pursuant to Licensor’s instructions or approval; (f) any breach of this Agreement by Licensee; or (g) the gross negligence or willful misconduct of Licensee, or any employee or authorized contractor or agent of Licensee, except to the extent directly or indirectly caused by any act or omission of Licensor, or any employee or authorized contractor or agent thereof. In the event that a recall of any Products and Materials is required, ordered or recommended by any court or government agency or any applicable law or regulation, for any reason, Licensee shall comply with such requirement, order or recommendation and shall bear all the expenses thereof.

6.2    Licensor agrees to indemnify and hold harmless Licensee from and against any and all Harm arising out of or resulting from: (a) any Claim by a third party that Licensee’s use of the Licensed Trademarks as permitted by this Agreement and consistent with the types of uses made or contemplated as of the Effective Date infringes, violates or misappropriates the intellectual property rights of such third party; (b) any breach of this Agreement by Licensor; or (c) the gross negligence or willful misconduct of Licensor, or any employee or authorized contractor or agent of Licensor, except to the extent directly or indirectly caused by any act or omission of Licensee or any employee or authorized contractor or agent thereof.

6.3    The indemnified Party under Sections 6.1 or 6.2 shall promptly notify the indemnifying Party in writing of any Claim which may be made against the indemnified Party. Licensee and Licensor shall consult with respect to the handling of such Claim and its resolution; provided, that the indemnifying Party shall have sole control of the defense and settlement of any such Claim, at the indemnifying Party’s sole expense; provided, that (a) the indemnified Party may participate in the defense and settlement with its own counsel at its expense, and (b) the indemnifying Party shall not settle any Claim without the indemnified Party’s consent, not to be unreasonably withheld or delayed, unless the settlement is for a monetary payment only and admits no fault of the indemnified Party.

7.	TERM

7.1    The term of this Agreement shall commence on the Effective Date and shall continue in perpetuity unless terminated by the express mutual written consent of Licensor and Licensee (the “Term”). Licensor and Licensee acknowledge and agree that no termination of this Agreement shall be effective without the prior written consent of the Landlord and further acknowledge that Landlord shall be required to seek Lender’s prior written consent.

8.	MISCELLANEOUS PROVISIONS

8.1    Licensee acknowledges and agrees that any unauthorized use of the Licensed Trademarks by Licensee may result in irreparable harm to Licensor for which remedies other than injunctive relief may be inadequate, and that Licensor may be entitled to receive from a court of competent jurisdiction injunctive or other equitable relief to restrain such unauthorized acts in addition to other appropriate remedies.

8.2    If there shall occur a Licensing Event and any aspect of such Licensing Event (as defined herein) is attributable to a member of the Licensee Subject Group (as defined herein), then Licensee shall notify Licensor as promptly as practicable after becoming aware of such Licensing Event (but in no event later than twenty (20) days after becoming aware of such Licensing Event). In such event, Licensee shall, and shall use commercially reasonable efforts to cause the other members of the Licensee Subject Group to, use commercially reasonable efforts to assist Licensor and its Affiliates in resolving such Licensing Event within the time period required by the applicable Gaming Authorities by submitting to investigation by the relevant Gaming Authorities and cooperating with any reasonable requests made by such Gaming

Authorities (including filing requested forms and delivering information to the Gaming Authorities). If, despite these efforts, such Licensing Event cannot be resolved to the satisfaction of the applicable Gaming Authorities within the time period required by such Gaming Authorities, Licensor shall have the right, at its election in its sole discretion, to cause this Agreement to temporarily cease to be in force or effect, until such time, if any, as the Licensing Event is resolved to the satisfaction of the applicable Gaming Authorities; provided, that during such period, upon the written request of Lender, Licensor shall grant a license to Lender on the same terms and conditions so long as such grant shall not result in a Licensing Event. For purposes of this Section 8.2: (a) “Licensee Subject Group” shall mean, following a Foreclosure, Landlord, Landlord’s Affiliates and its and their principals, direct or indirect shareholders, officers, directors, agents, employees and other related Persons (including in the case of any trusts or similar Persons, the direct or indirect beneficiaries of such trust or similar Persons), excluding Licensor and its Affiliates; and (b) “Licensing Event” shall mean (i) a communication (whether oral or in writing) by or from any Gaming Authority to Licensor or any of its Affiliates or other action by any Gaming Authority that indicates that such Gaming Authority is likely to find that the association of any member of the Licensee Subject Group with Licensor or any of its Affiliates is likely to (x) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any registration, application or license or any other rights or entitlements held or required to be held by Licensor or any of its Affiliates under any Gaming Law, or (y) violate any Gaming Law to which Licensor or any of its Affiliates is subject; or (ii) any member of the Licensee Subject Group is required to be licensed, registered, qualified or found suitable under any Gaming Law, and such Person is not or does not remain so licensed, registered, qualified or found suitable within any applicable timeframes required by the applicable Gaming Authority, or, after becoming so licensed, registered, qualified or found suitable, fails to remain so. For purposes of this definition, an “Affiliate” of Licensor includes any Person for which Licensor or its Affiliate is providing management services. For the avoidance of doubt, it shall not be a Licensing Event if (A) Licensee can resolve or cure the Licensing Event within applicable timeframes (for purposes of illustration and not limitation, by terminating any responsible employee) and (B) Licensee acts timely to cure the Licensing Event.

8.3    Nothing in this Agreement shall create a partnership, joint venture or establish the relationship of principal and agent or any other relationship of similar nature between the Parties. Except as otherwise specifically set forth in this Agreement, in all transactions regarding Products and Materials, Licensee shall assume sole responsibility for any commitments, obligations or representations made by it in connection with the use, manufacture, advertising, marketing, promotion, distribution, offer for sale and sale thereof and Licensee represents and warrants to Licensor that, other than as set forth herein, Licensor shall have no liability to Licensee or third parties with respect to any of the Products and Materials manufactured, advertised, marketed, promoted, distributed, offered for sale or sold by or for Licensee or its customers.

8.4    All notices, requests or consents provided for or required to be given under this Agreement shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address, including an email address, that any such Party designates by written notice to the other Party):

(a)	if to Licensor, at:

Caesars License Company, LLC

One Caesars Palace Drive

Las Vegas, NV 89109

Attn: General Counsel

(b)	if to Licensee, at:

CEOC, LLC

One Caesars Palace Drive

Las Vegas, NV 89109

Attention: General Counsel

Email: corplaw@caesars.com

(c)	if to Landlord, at:

c/o VICI Properties Inc.

8329 West Sunset Road, Suite 210

Las Vegas, NV 89113

Attention: General Counsel

Facsimile: corplaw@viciproperties.com

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five (5) business days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after the date of deposit with the delivery service. Whenever any notice is required to be given by applicable law or this Agreement, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

8.5    This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties hereto, pertaining to such subject matter; provided that the Parties acknowledge and agree that Licensee is subject to that certain Lease, MLSA and other Lease/MLSA Related Agreements with respect to ownership, operation, management, lease and lease guarantee with respect to the Property, and that this Agreement is integral to, and forms part of the single integrated transaction effected through, such other agreements. There are no warranties, representations or agreements, express or implied, between the Parties in connection with the subject matter hereof except as may be specifically set forth herein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless it is set forth in a written document signed by the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a written document signed by the Parties hereto.

8.6    Licensee shall have no right to assign this Agreement or the License granted hereunder without the express written consent of Licensor, which consent may be withheld in Licensor’s sole discretion; provided, that (a) Licensor acknowledges and agrees that (i) Licensee has pledged a first-priority security interest in all of its rights, title and interest under this Agreement (including the License granted herein) to Landlord to secure Licensee’s obligations under the Lease (which security interest has been collaterally assigned to Lender), and that such pledge of a security interest and any Foreclosure (and the assignment of this Agreement (including the License granted herein) in connection therewith) shall be permitted hereunder, so long as Landlord, or any of its successors and/or assigns, Lender or any of its successors and/or assigns, or any other subsequent owner of the Property (including any purchaser at a foreclosure sale), shall be the owner or is acquiring ownership and/or Control of, the Property, and (ii) Licensee has pledged a subordinate security interest in all of its rights, title and interest under this Agreement (including the License granted herein) to its financing sources; (b) all of Licensee’s rights in, to and under this Agreement (including the License granted herein) shall be transferred (or caused to be transferred), without any further consent of Licensor required, to a Successor Tenant (as such term is defined in the Lease) as contemplated by Article XXXVI of the Lease; and (c) in the event that Licensee should become a debtor in any case under the Bankruptcy Code, Licensee shall have the right to assume, or to assume and assign to a permitted assignee under clause (a) or (b) above, Licensee’s rights under this Agreement (including the License granted herein) in accordance with Bankruptcy Code Section 365, and Licensor shall and hereby does consent to assumption or assumption and assignment of this Agreement (including the License granted herein) under Bankruptcy Code Section 365(c)(1)(B), waive its rights to invoke Bankruptcy Code Section 365(c)(1), and acknowledge that it will be estopped to argue that Licensor’s consent and waiver hereunder are unenforceable. For purposes of this Agreement, an “assignment” shall include the sale of all or substantially all of the equity interests, assets or voting control of Licensee, any reorganization of Licensee, or any other transfer under an operation of law. Licensor may assign this Agreement and/or any of its rights or obligations hereunder without the prior written consent of the Licensee; provided, that, during the term of the Lease and the MLSA, Licensor provides prior written notice of any such assignment to Landlord, and any such assignee acknowledges that this Agreement is integral to, and forms part of, the single, integrated transaction entered by Licensee with respect to the Property, and assignee shall not take or omit to take any action that would reasonably be expected to violate, cause the violation of or otherwise interfere with any term of the Lease/MLSA Related Agreements. Any assignment requiring consent pursuant to this Section 8.6 and purported to be made without it shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including any Successor Tenant), provided that any such transfer is subject to the license granted hereunder.

8.7    The Parties expressly acknowledge and agree that the subject matter of this Agreement, including the rights licensed hereunder, are unique and irreplaceable, and that the loss thereof cannot adequately be remedied by an award of monetary compensation or damages. In the event that this Agreement or the licenses granted hereunder should ever become subject to United States bankruptcy proceedings, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, licenses of rights to and respecting “intellectual property” and “embodiment[s]” of “intellectual property” for purposes of Section 365(n) and as defined in Section 101(35A) or Chapter 11 of the Bankruptcy Code, and to the extent necessary to preserve the rights of each Party hereunder or the rights of a party to the Lease, MLSA, or other Lease/MLSA Related Agreements, including the license rights herein granted to such Party, this Section 8.7 shall be treated as supplementary to this Agreement pursuant to Section 365(n) of the Bankruptcy Code. Licensee may elect to retain and fully exercise all of its rights and elections under Section 365(n) of the Bankruptcy Code, including its retention of all its rights as a licensee hereunder, notwithstanding the rejection of this Agreement by any other party as debtor in possession, or a trustee or similar functionary in bankruptcy acting on behalf of a debtor’s estate (which right shall be subject to the assignment in favor of Landlord as set forth in Section 8.6(a)). In the event that any proceeding shall be instituted by or against any of the Parties (or any Affiliate of any such Party) seeking to adjudicate it bankrupt, or insolvent, or seeking liquidation, winding up, insolvency or reorganization, or relief of debtors, or seeking an entry of an order of relief, or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions (each a “Bankruptcy Event”), Licensee, in the case of a Bankruptcy Event of Licensor, and Licensor, in the case of a Bankruptcy Event of Licensee, shall have the right to retain and enforce its rights under this Agreement (including this Section 8.7) as provided under Section 365(n) of the Bankruptcy Code. Licensor acknowledges that it is the intent of the Parties to grant Licensee a perpetual license to use the Licensed Trademarks in accordance with the terms and conditions set forth herein, and that Licensee’s rights under this Agreement may be assigned to Landlord to secure Licensee’s obligations under the Lease and may be collaterally assigned to Lender, as set forth in Section 8.6(a) above. To secure Licensor’s obligations hereunder to provide such perpetual license, Licensor has therefore entered into that certain Trademark Security Agreement, dated as of the date hereof, among Licensor, Licensee, Landlord and Lender (the “Security Agreement”), pursuant to which, among other things, Licensor has granted a security interest in all of its rights, title and interest under the CPLV Trademark to Licensee (which Licensee has collaterally assigned to Landlord pursuant to the terms of the Lease and Landlord has further collaterally assigned to Lender) to secure such obligations, which Security Agreement shall (i) permit Licensee (or Landlord or Lender, as applicable) to exercise its rights and remedies thereunder in the event that this Agreement is rejected or otherwise terminated in connection with any Bankruptcy Event (unless Licensor shall grant to Licensee, Landlord or Lender, as applicable, a new license to the Licensed Trademarks on substantially the same terms and conditions as this Agreement upon such rejection or termination), (ii) be collaterally assigned by Licensee to Landlord to secure its obligations under the Lease, (iii) be collaterally assigned by Landlord to Lender to secure its obligations under the Loan (as defined in the CPLV Loan Agreement), and (iv) provide that Landlord and Lender shall be express and intended third party beneficiaries of such Security Agreement.

8.8    Each of Landlord, Lender and the Opco Claimholders shall (a) be an express beneficiary of Licensee’s rights and benefits under this Agreement, including with respect to Licensee’s use of, and right to use, the Licensed Trademarks on or in connection with the Property, and (b) have the right to exercise against Licensor any rights and remedies available to Licensee, at law or in equity, and all such rights shall be cumulative.

8.9    This Agreement shall be deemed executed and delivered within the State of Nevada, is made in contemplation of its interpretation and effect being construed in accordance with the laws of said State applicable to contracts fully executed and performed in said State, and it is expressly agreed that it shall be construed in accordance with the laws of the State of Nevada without giving effect to the principles of the conflicts of laws. All litigation arising out of or relating to this Agreement shall be brought in the federal or state courts of Nevada and the Parties hereto consent to jurisdiction therein.

8.10    The headings and captions contained in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement. Unless the context requires otherwise: (a) words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” and (c) the words “this Agreement,” “hereunder”, “hereto”, “herein” and similar terms relate to this Agreement as a whole, including the Exhibits attached hereto, and not to any particular paragraph or provision of this Agreement.

8.11    The provisions of Sections 1, 4.1(a), 4.1(b), 4.1(c), 4.2, 6, 7 and 8 shall survive termination or expiration of this Agreement.

8.12    This Agreement may be executed in one or more counterparts, including via facsimile or any other electronic transmission, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties hereto, intending to be legally bound thereby, have executed this Agreement as of the date first above written.

CAESARS LICENSE COMPANY, LLC, as Licensor

By:	/s/ Randall Eisenberg
	Name:	Randall Eisenberg
	Title:	Chief Restructuring Officer

[Signature Page to CPLV Trademark License]

IN WITNESS WHEREOF the Parties hereto, intending to be legally bound thereby, have executed this Agreement as of the date first above written.

DESERT PALACE LLC, as Licensee

By:	/s/ John Payne
	Name:	John Payne
	Title:	President